Exhibit 10

EXECUTION COPY

Mr. Frederick M. Pevow, Jr.

910 Oak Valley Drive

Houston, TX  77024

June 1, 2010

Mr. Josh Buterin

365 Kaw Lane East

Lake Quivira, Kansas 66217

Dear Mr. Buterin:

This letter constitutes an agreement (the “Agreement”) between Josh Buterin and Frederick M. Pevow, Jr.

WHEREAS, on February 23, 2010, Mr. Pevow entered into an agreement with Mr. Buterin, which was subsequently amended on February 26 and March 16, pursuant to which Mr. Buterin agreed to vote 2,169,896 shares of common stock (the “Common Stock”) of Gateway Energy Corporation (the “Company”) (the “Voting Agreement Shares”) as instructed by Mr. Pevow and granted an irrevocable proxy to Mr. Pevow with respect to those shares (the “Voting Agreement”).

WHEREAS, relying on the Voting Agreement, Mr. Pevow has been conducting a consent solicitation (the “Consent Solicitation”) described in the definitive consent statement on Schedule 14A filed by Mr. Pevow with the Securities and Exchange Commission on April 2, 2010 (the “Consent Statement”).

WHEREAS, Mr. Buterin has informed Mr. Pevow that Mr. Buterin misrepresented in the Voting Agreement the number of shares of Common Stock that he beneficially owns and that, rather than the 2,169,896 shares of Common Stock represented as being beneficially owned by Mr. Buterin in the Voting Agreement, Mr. Buterin only has beneficial ownership of 1,287,564 shares of Common Stock (the “Shares”).

WHEREAS, on June 1, 2010, Mr. Pevow and the Company entered into an agreement (the “Company Agreement”) that provided, among other things, that:  (a) the Board of Directors of the Company (the “Board”) shall appoint the Appointed Directors (as that terms is defined in the Company Agreement) to fill certain vacancies on the Board and to serve through the final conclusion of the Company’s next annual meeting of the stockholders (such meeting, and any adjournment or postponement thereof, the “2010 Annual Meeting”); (b) Mr. Pevow shall terminate the Consent Solicitation upon the appointment of the Appointed Directors; (c) the Board shall nominate the Appointed Directors (or any replacement director designated as such by Mr. Pevow in the case of the death, disability, or resignation of any Appointed Director) and Raasch (together the “2010 Nominees”) to stand for election as directors at the 2010 Annual Meeting; and (d) the Company and Mr. Pevow would use their reasonable best efforts to support the election to the Board of the 2010 Nominees at the 2010 Annual Meeting.

WHEREAS, Mr. Pevow filed an action on May 7, 2010 in the Court of Chancery of the State of Delaware styled Frederick M. Pevow, Jr. v. Josh Buterin, C.A. No. 5473-VCL (the “Litigation”) to enforce the terms of the Voting Agreement.

WHEREAS, in the Litigation, Mr. Pevow seeks a declaratory judgment stating that the Voting Agreement is valid and enforceable; that, pursuant to the Voting Agreement, Mr. Buterin is obligated to vote the Voting Agreement Shares in the consent solicitation as instructed by Mr. Pevow; and that Mr. Buterin granted an irrevocable proxy to Mr. Pevow with respect to the Voting Agreement Shares.

WHEREAS, Mr. Pevow and Mr. Buterin have agreed that it is in their mutual interests to enter into this Agreement, among other things, to finally resolve and settle the Litigation and to set forth certain agreements concerning the Voting Agreement, as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.             Mr. Buterin represents and warrants that he has beneficial ownership of the Shares (which, as of the date hereof, are held of record in the amounts and in the names set forth on Exhibit A), has currently the sole power to vote (or cause to be voted) such shares (except as set forth in the Voting Agreement and such shares constitute the only shares (or rights to acquire shares) beneficially owned by Mr. Buterin or over which Mr. Buterin has voting rights as of the date of this Agreement.  Mr. Buterin further represents and warrants that he has good and valid title to the Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests, and demands of any nature or kind whatsoever, with the sole exception of the Voting Agreement and Litigation that are the subject of this Agreement.

2.             At the 2010 Annual Meeting or in any other circumstances prior to the final conclusion of the 2010 Annual Meeting upon which a vote, written consent or other approval (including by written consent or pursuant to action taken at a special meeting of stockholders) is sought from or on behalf of the stockholders of the Company to elect, re-elect, appoint or remove any person as director of the Company, Mr. Buterin shall vote (or cause to be voted) the Shares (i) in favor of the election of the 2010 Nominees to the Board (in the event such election is submitted for stockholder action), (ii) against the removal of any of the 2010 Nominees from the Board (in the event any such removal is submitted for stockholder action) and (iii) with respect to any other matter submitted for stockholder action, in the manner directed at the sole discretion of Mr. Pevow.  Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (as applicable in the case of a meeting of stockholders) and for purposes of recording the results of such vote or consent.

3.             To secure Mr. Buterin’s performance of his duties under paragraph 2 of this Agreement, Mr. Buterin hereby appoints Mr. Pevow as his proxy and attorney-in-fact, with full power of substitution and resubstitution, solely to vote or act by written consent with respect to the Shares (i) in favor of the election of the 2010 Nominees to the Board (in the event such election is submitted for stockholder action), (ii) against the removal of any of the 2010 Nominees from the Board (in the event any such removal is submitted for stockholder action) and (iii) with respect to any other matter submitted for stockholder action, in the manner directed at the sole discretion of Mr. Pevow.  Mr. Buterin shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy.  The proxy and power of attorney granted pursuant to this paragraph by Mr. Buterin shall be irrevocable until the final conclusion of the 2010 Annual Meeting, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Mr. Buterin inconsistent with the proxy hereby granted.  The power of attorney granted by Mr. Buterin herein is a durable power of attorney and shall survive the dissolution or bankruptcy of Mr. Buterin.

4.             Mr. Buterin shall, within five (5) business days of executing this Agreement (and in no event later than the record date for the 2010 Annual Meeting), cause the Shares to be transferred to him so that he is the sole record owner of the Shares, and Mr. Buterin shall continue to hold the Shares of record in his name until the final conclusion of the 2010 Annual Meeting.  Mr. Buterin shall not sell or transfer any of the Shares or any interest in any of the Shares to any other person or entity prior to the final conclusion of the 2010 Annual Meeting, without prior written agreement of the purchaser or transferee thereof to honor and abide by the voting requirements of this Agreement, such agreement to be in form and substance reasonably satisfactory to Mr. Pevow.  Any sale or transfer of one or more of the Shares, and any sale or transfer of any interest in such Shares, in violation of this paragraph will be null and void.

5.             Except as otherwise set forth in this Agreement, including Mr. Buterin’s agreement to support the Company’s nominees described in this Agreement, from the date of this Agreement until the second anniversary of the 2010 Annual Meeting, Mr. Buterin shall not:

(a)           make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a “Person”) with respect to the voting of any of the Common Stock;

(b)          initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of stockholder proposals, as amended, or otherwise, or cause or encourage any Person to initiate any such stockholder proposal;

(c)           propose or nominate, or cause or encourage any person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

(d)           form, join or otherwise participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(e)           take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company;

(f)           seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or other Company records; or

(g)           otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

6.             No later than the next business day following written confirmation that Mr. Buterin is the record owner of the Shares (such business day, the “Filing Date”), counsel for Mr. Pevow shall execute and file with the Court a stipulated dismissal with prejudice of the Litigation without costs to any party.

7.             Mr. Pevow and Mr. Buterin have entered into this Agreement in compromise of disputed claims in order to avoid the risk and expense of litigation.  Nothing in this Agreement is intended to be or should be interpreted as an admission of liability on the part of any party hereto.

8.             Each of Mr. Pevow and Mr. Buterin acknowledge and agree that (a) a breach or a threatened breach by either party hereto may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of any provision hereof and to enforce specifically the terms and provisions hereof solely in the Court of Chancery of the State of Delaware; (b) no party shall plead in defense for any such relief that there would be an adequate remedy at law; (c) any applicable right or requirement that a bond be posted by either party is waived; and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.  Each of the parties hereto expressly acknowledges and agrees that sufficient consideration was delivered to him in connection with his agreements hereunder and each agrees not to raise lack of consideration as a defense against the enforcement of this Agreement.

9.             Mr. Pevow, for the benefit of Mr. Buterin, hereby forever waives and releases, and covenants not to sue, Mr. Buterin for any individual claim or cause of action based on any act, omission, or failure to act by Mr. Buterin, whether known or unknown, which act, omission, or failure to act occurred prior to the date hereof in connection with the Voting Agreement or the Consent Solicitation; provided, however, this waiver and release and covenant not to sue shall not include the right to sue to enforce the terms of this Agreement and does not extend to acts which are criminal or which do not relate to the Voting Agreement.  This paragraph shall become effective only upon the Filing Date.

10.           Mr. Buterin, for the benefit of Mr. Pevow, hereby forever waives and releases, and covenants not to sue, Mr. Pevow for any individual claim or cause of action based on any act, omission, or failure to act by Mr. Pevow, whether known or unknown, which act, omission, or failure to act occurred prior to the date hereof in connection with the Voting Agreement or the Consent Solicitation; provided, however, this waiver and release and covenant not to sue shall not include the right to sue to enforce the terms of this Agreement and does not extend to acts which are criminal or which do not relate to the Voting Agreement.  This paragraph shall become effective only upon the Filing Date.

11.           All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to Mr. Pevow:

Mr. Frederick M. Pevow, Jr.

910 Oak Valley Drive

Houston, TX  77024

Fax:  (713) 722-0858

with a copy (which shall not constitute notice) to:

Timothy D. Rampe

Davis Graham & Stubbs LLP

1550 Seventeenth Street

Denver, CO  80202

Fax:  (303) 893-1379

If to Mr. Buterin:

Mr. Josh Buterin

365 Kaw Lane East

Lake Quivira, Kansas  66217

12.           This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.           Each of the parties hereto (a) consents to submit himself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury; (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief; (e) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address listed in paragraph 11 of this Agreement and (f) agrees that it shall reimburse the prevailing party (as determined by a court of competent jurisdiction) for all fees and expenses (including, without limitation, attorneys fees and court costs) incurred by the prevailing party in connection with the enforcement of this Agreement.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

14.           This Agreement constitutes the only agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions whether oral or written.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any party without the express written consent of the other party.  No amendment, modification, supplement, or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

15.           If any portion of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision shall not affect any other provision contained in this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

16.           Mr. Pevow represents and warrants that (a) Mr. Pevow has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed, and delivered by Mr. Pevow, constitutes a valid and binding obligation and agreement of Mr. Pevow, and is enforceable against Mr. Pevow in accordance with its terms; and (c) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of any of the terms hereof will conflict with, or result in a breach or violation of, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement, or other agreement, obligation, instrument, or arrangement to which Mr. Pevow is a party or bound.

17.           Mr. Buterin represents and warrants that (a) Mr. Buterin has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed, and delivered by Mr. Buterin, constitutes a valid and binding obligation and agreement of Mr. Buterin, and is enforceable against Mr. Buterin in accordance with its terms; and (c) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of any of the terms hereof will conflict with, or result in a breach or violation of, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement, or other agreement, obligation, instrument, or arrangement to which Mr. Buterin is a party or bound.

18.           Notwithstanding anything in the Voting Agreement to the contrary, the Voting Agreement (including the proxy set forth therein) shall terminate at the same time this Agreement is effective, and this paragraph constitutes an amendment to the Voting Agreement to effect such termination.  This Agreement shall become effective immediately following its execution by the parties hereto.

[signature page follows]

Very truly yours,

/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr.

Accepted and agreed to:

/s/ Josh Buterin
Josh Buterin

Exhibit A

Record Owner	Shares
Cede & Co. (through his broker )	1,287,564